Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-160952-01

March 25, 2010

Duke Realty Limited Partnership

$250,000,000

10-year Fixed Rate Notes due March 15, 2020

Issuer:	Duke Realty Limited Partnership

Rating:	Baa2/BBB-/BBB (negative/stable/negative)

Securities:	Senior unsecured

Format:	SEC-Registered

Principal Amount:	$250,000,000

Trade Date:	March 25, 2010

Settlement Date:	April 1, 2010 (T+5)

Maturity Date:	March 15, 2020

Treasury Benchmark:	3.625% US Treasury Note due February 15, 2020

Treasury Yield:	3.878% (price of 97-30)

Reoffer Spread:	+287.5 bps

Reoffer Yield:	6.753%

Reoffer Price:	99.983%

Coupon Rate:	6.75% per annum (payable semi-annually)

Interest Payment Dates:	March 15 and September 15, beginning September 15, 2010

Optional Redemption:	Make-Whole at 50 bps

Denominations:	$1,000 x $1,000

CUSIP:	26441YAU1

ISIN:	US26441YAU10

Joint Book-Running Managers:	J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC

Joint Lead Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC

Co-Managers:	Morgan Keegan & Company, Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc.

Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.